Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER FISCAL 2023 RESULTS

•Third quarter net earnings of $234.0 million, or $1.98 per diluted share, increased 30% from the previous quarter
•Core EBITDA of $391.7 million increased 29% sequentially
•North America segment adjusted EBITDA grew sequentially and year-over-year, driven by strong business activity and ongoing cost improvement
•North America new project bid volumes increased by a double-digit percentage vs. prior year, signaling continued strength in construction pipeline
•Volume and value of North America downstream backlog remained near all-time highs
•Operational startup of Arizona 2 micro mill underway

Irving, TX - June 22, 2023 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2023. Net earnings were $234.0 million, or $1.98 per diluted share, on net sales of $2.3 billion, compared to prior year period net earnings of $312.4 million, or $2.54 per diluted share, on net sales of $2.5 billion.

During the third quarter of fiscal 2023, the Company recorded a net after-tax charge of $5.8 million related to the commissioning of the Arizona 2 micro mill. Excluding this item, third quarter adjusted earnings were $239.7 million, or $2.02 per diluted share, compared to adjusted earnings of $320.2 million, or $2.61 per diluted share, in the prior year period. “Adjusted EBITDA,” “core EBITDA,” “adjusted earnings” and “adjusted earnings per diluted share” are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board and Chief Executive Officer, said, “CMC delivered strong third quarter financial results, benefiting from robust North American construction activity, good product margins in the domestic market, and success in our continued efforts to reduce controllable costs. Our North America segment achieved EBITDA growth both sequentially and year-over-year, demonstrating the resilience of CMC's business and the strength of our end markets. During the third quarter, North American segment volumes were supported by significant structural trends, including the re-shoring of manufacturing and logistical supply chains, and increasing investment to improve the condition and functionality of our nation's core infrastructure and energy markets. We expect increased activity in these rebar-intensive construction sectors will continue to drive demand in the quarters and years ahead."

(CMC Third Quarter Fiscal 2023 - 2)

Ms. Smith continued, “I am also extremely encouraged by the progress we have made on our commissioning of operations at CMC's Arizona 2 project. Operations are starting at an ideal time to capitalize on growing construction activity related to the Infrastructure Investment and Jobs Act, re-shoring, and the Inflation Reduction Act. We expect this project, together with our Tensar platform and other strategic initiatives, will provide a significant source of earnings and cash flow growth and generate meaningful value for our shareholders.”

The Company's balance sheet and liquidity position remained strong as of May 31, 2023. Cash and cash equivalents totaled $475.5 million, with available liquidity of $1.4 billion. During the quarter, CMC repaid $214.1 million in senior notes that matured in May, and repurchased 352,000 shares of common stock valued at $16.5 million. As of May 31, 2023, $105.3 million remained available under the current share repurchase authorization.

On June 21, 2023, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on July 3, 2023. The dividend to be paid on July 12, 2023, marks the 235th consecutive quarterly payment by the Company, and represents a 14% increase from the dividend paid in July 2022.

Business Segments - Fiscal Third Quarter 2023 Review
Demand for CMC's finished steel products in North America remained healthy during the quarter. Downstream bid volumes, a significant indicator of the construction project pipeline, improved from a year ago, resulting in an expansion of the Company’s contract backlog value compared to the prior year period. Demand from industrial end markets, which is important for merchant products, was stable on both a sequential and year-over-year basis.

The North America segment reported adjusted EBITDA of $402.2 million for the third quarter of fiscal 2023, in comparison to $379.4 million in the prior year period, representing a 6% increase. Financial results for the period mark the tenth consecutive quarter of year-over-year growth in adjusted EBITDA, excluding the large gain on the sale of real estate recognized in the second quarter of fiscal 2022. The improvement was driven by expanded margins over scrap cost on downstream products. Controllable costs per ton of finished steel increased from the prior year period by approximately 6%, primarily due to general inflationary pressures. However, in comparison to the second quarter of fiscal 2023, controllable costs decreased meaningfully primarily due to improved fixed cost leverage on higher volumes, lower per-unit costs for key consumables, and a lower cost burden related to major planned maintenance outages.

Shipment volumes of finished steel, which include steel products and downstream products, were relatively unchanged from the prior year period. The average selling price for steel products decreased by $131 per ton compared to the third quarter of fiscal 2022, while the cost of scrap utilized declined $88 per ton, resulting in a year-

(CMC Third Quarter Fiscal 2023 - 3)

over-year decrease of $43 per ton in steel products margin over scrap. The average selling price for downstream products increased by $208 per ton from the prior year period and $34 per ton on a sequential quarter basis.

Europe end market conditions softened during the quarter, as Polish construction activity decelerated, and industrial production across Central Europe remained muted. The Europe segment reported adjusted EBITDA of $9.6 million for the third quarter of fiscal 2023, compared to the record adjusted EBITDA of $121.0 million achieved in the prior year period. The decline was driven by lower margins over scrap, higher energy costs, and reduced shipment volumes.

The Europe segment's advantageous cost position and operational flexibility allowed it to maintain strong shipment levels, despite these market headwinds. Third quarter volume of 429,000 tons was 10% below prior year shipment levels, which were positively impacted by heavy customer buying following the invasion of Ukraine. Average selling price decreased by $214 per ton in the third quarter compared to the prior year period, while the cost of scrap utilized declined $103 per ton. The result was a year-over-year decline in margin over scrap of $111 per ton. Average selling price and margin over scrap also decreased on a sequential basis by $3 per ton and $41 per ton, respectively.

Outlook
Ms. Smith said, "We expect financial performance to remain strong during the fourth quarter of fiscal 2023. North America finished steel product shipments are anticipated to be consistent with the third quarter, supported by healthy end market demand and our historically high downstream backlog. Margin levels in North America should be similar to the third quarter. Results in our Europe segment are expected to be relatively unchanged from the third quarter, reflecting continued economic uncertainty. CMC will leverage its market leading cost position to maintain profitability in Europe within this challenging backdrop.”

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2023 conference call today, Thursday, June 22, 2023, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board and Chief Executive Officer, Peter Matt, President, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

(CMC Third Quarter Fiscal 2023 - 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2022, and Part II, Item 1A, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product

(CMC Third Quarter Fiscal 2023 - 5)

availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises, including the COVID-19 pandemic, on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Third Quarter Fiscal 2023 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2023	2/28/2023	11/30/2022	8/31/2022	5/31/2022	5/31/2023	5/31/2022
North America
Net sales	$1,987,535	$1,640,933	$1,816,899	$1,997,636	$2,033,150	$5,445,367	$5,300,996
Adjusted EBITDA	402,175	299,311	377,956	370,516	379,355	1,079,442	1,183,342

External tons shipped
Raw materials	409	321	316	359	353	1,046	1,016
Rebar	539	425	461	451	505	1,425	1,354
Merchant and other	248	236	243	249	274	727	776
Steel products	787	661	704	700	779	2,152	2,130
Downstream products	382	311	382	432	399	1,075	1,126

Average selling price per ton
Raw materials	$833	$868	$824	$950	$1,207	$841	$1,116
Steel products	979	985	1,020	1,104	1,110	994	1,045
Downstream products	1,452	1,418	1,399	1,348	1,244	1,424	1,168

Cost of raw materials per ton	$619	$639	$598	$717	$908	$617	$837
Cost of ferrous scrap utilized per ton	$384	$346	$325	$387	$472	$352	$446

Steel products metal margin per ton	$595	$639	$695	$717	$638	$642	$599

Europe
Net sales	$353,294	$355,633	$406,513	$412,264	$484,564	$1,115,440	$1,209,378
Adjusted EBITDA	9,618	12,949	64,505	64,096	120,974	87,072	281,955

External tons shipped
Rebar	146	183	204	177	170	533	445
Merchant and other	283	253	269	251	306	805	846
Steel products	429	436	473	428	476	1,338	1,291

Average selling price per ton
Steel products	$753	$756	$792	$888	$967	$768	$898

Cost of ferrous scrap utilized per ton	$427	$389	$366	$435	$530	$395	$472

Steel products metal margin per ton	$326	$367	$426	$453	$437	$373	$426

(CMC Third Quarter Fiscal 2023 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2023	2/28/2023	11/30/2022	8/31/2022	5/31/2022	5/31/2023	5/31/2022
Net sales
North America	$1,987,535	$1,640,933	$1,816,899	$1,997,636	$2,033,150	$5,445,367	$5,300,996
Europe	353,294	355,633	406,513	412,264	484,564	1,115,440	1,209,378
Corporate and Other	4,160	21,437	3,901	(2,835)	(1,987)	29,498	(3,958)
Total net sales	$2,344,989	$2,018,003	$2,227,313	$2,407,065	$2,515,727	$6,590,305	$6,506,416

Adjusted EBITDA
North America	$402,175	$299,311	$377,956	$370,516	$379,355	$1,079,442	$1,183,342
Europe	9,618	12,949	64,505	64,096	120,974	87,072	281,955
Corporate and Other	(37,715)	(15,573)	(39,725)	(32,227)	(35,049)	(93,013)	(121,876)
Total adjusted EBITDA	$374,078	$296,687	$402,736	$402,385	$465,280	$1,073,501	$1,343,421

(CMC Third Quarter Fiscal 2023 - 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
Net sales	$2,344,989	$2,515,727	$6,590,305	$6,506,416
Costs and operating expenses (income):
Cost of goods sold	1,862,299	1,956,459	5,203,476	5,157,834
Selling, general and administrative expenses	162,953	139,556	469,503	391,119
Interest expense	8,878	13,433	31,868	36,479
Asset impairments	1	3,245	46	4,473
Loss on debt extinguishment	—	39	178	16,091
Loss (gain) on sales of assets	788	(2,024)	1,175	(276,106)
	2,034,919	2,110,708	5,706,246	5,329,890
Earnings before income taxes	310,070	405,019	884,059	1,176,526
Income taxes	76,099	92,590	208,465	247,894
Net earnings	$233,971	$312,429	$675,594	$928,632

Earnings per share:
Basic	$2.00	$2.58	$5.76	$7.66
Diluted	$1.98	$2.54	$5.69	$7.55

Cash dividends per share	$0.16	$0.14	$0.48	$0.42
Average basic shares outstanding	117,066,623	121,247,105	117,192,710	121,277,553
Average diluted shares outstanding	118,397,899	122,799,869	118,747,084	122,927,291

(CMC Third Quarter Fiscal 2023 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	May 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$475,489	$672,596
Accounts receivable (less allowance for doubtful accounts of $4,633 and $4,990)	1,244,652	1,358,907
Inventories, net	1,145,476	1,169,696
Prepaid and other current assets	276,024	240,269
Total current assets	3,141,641	3,441,468
Property, plant and equipment, net	2,268,150	1,910,871
Intangible assets, net	252,260	257,409
Goodwill	342,109	249,009
Other noncurrent assets	516,700	378,270
Total assets	$6,520,860	$6,237,027
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$382,482	$428,055
Accrued expenses and other payables	414,240	540,136
Current maturities of long-term debt and short-term borrowings	56,222	388,796
Total current liabilities	852,944	1,356,987
Deferred income taxes	310,087	250,302
Other noncurrent liabilities	231,321	230,060
Long-term debt	1,102,883	1,113,249
Total liabilities	2,497,235	2,950,598
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 116,863,346 and 117,496,053 shares	1,290	1,290
Additional paid-in capital	385,418	382,767
Accumulated other comprehensive income (loss)	54,982	(114,451)
Retained earnings	3,931,775	3,312,438
Less treasury stock, 12,197,318 and 11,564,611 shares at cost	(350,081)	(295,847)
Stockholders' equity	4,023,384	3,286,197
Stockholders' equity attributable to non-controlling interests	241	232
Total stockholders' equity	4,023,625	3,286,429
Total liabilities and stockholders' equity	$6,520,860	$6,237,027

(CMC Third Quarter Fiscal 2023 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2023	2022
Cash flows from (used by) operating activities:
Net earnings	$675,594	$928,632
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	157,528	125,943
Stock-based compensation	44,000	37,856
Deferred income taxes and other long-term taxes	34,815	64,241
Write-down of inventory	8,931	266
Net loss (gain) on sales of assets	1,175	(276,106)
Loss on debt extinguishment	178	16,052
Asset impairments	46	4,473
Other	4,780	1,183
Settlement of New Markets Tax Credit transaction	(17,659)	—
Changes in operating assets and liabilities, net of acquisitions	25,291	(660,793)
Net cash flows from operating activities	934,679	241,747
Cash flows from (used by) investing activities:
Capital expenditures	(439,742)	(294,346)
Acquisitions, net of cash acquired	(167,069)	(552,449)
Proceeds from insurance	2,456	3,081
Proceeds from the sale of property, plant and equipment and other	776	314,971
Other	(1,583)	—
Net cash flows used by investing activities	(605,162)	(528,743)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	—	740,403
Repayments of long-term debt	(380,700)	(319,706)
Debt issuance costs	(1,800)	(3,064)
Debt extinguishment costs	(96)	(13,642)
Proceeds from accounts receivable facilities	242,408	327,665
Repayments under accounts receivable facilities	(244,105)	(290,666)
Treasury stock acquired	(82,839)	(55,597)
Tax withholdings related to share settlements, net of purchase plans	(13,665)	(10,132)
Dividends	(56,257)	(51,003)
Contribution from non-controlling interest	9	—
Net cash flows from (used by) financing activities	(537,045)	324,258
Effect of exchange rate changes on cash	6,970	(1,862)
Increase (decrease) in cash, restricted cash, and cash equivalents	(200,558)	35,400
Cash, restricted cash and cash equivalents at beginning of period	679,243	501,129
Cash, restricted cash and cash equivalents at end of period	$478,685	$536,529

Supplemental information:
Cash paid for income taxes	$150,658	$189,491
Cash paid for interest	51,305	34,394

Cash and cash equivalents	$475,489	$410,265
Restricted cash	3,196	126,264
Total cash, restricted cash and cash equivalents	$478,685	$536,529

(CMC Third Quarter Fiscal 2023 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2023	2/28/2023	11/30/2022	8/31/2022	5/31/2022	5/31/2023	5/31/2022
Net earnings	$233,971	$179,849	$261,774	$288,630	$312,429	$675,594	$928,632
Interest expense	8,878	9,945	13,045	14,230	13,433	31,868	36,479
Income taxes	76,099	55,641	76,725	49,991	92,590	208,465	247,894
Depreciation and amortization	55,129	51,216	51,183	49,081	43,583	157,528	125,943
Asset impairments	1	36	9	453	3,245	46	4,473
Adjusted EBITDA	374,078	296,687	402,736	402,385	465,280	1,073,501	1,343,421
Non-cash equity compensation	10,376	16,949	16,675	9,122	11,986	44,000	37,856
Mill operational start-up costs(1)	7,264	6,811	5,574	—	—	19,649	—
Settlement of New Markets Tax Credit transaction	—	(17,659)	—	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	—	1,008	4,478	—	7,643
Purchase accounting effect on inventory	—	—	—	6,506	2,169	—	2,169
Gain on sale of assets	—	—	—	—	—	—	(273,315)
Loss on debt extinguishment	—	—	—	—	—	—	16,052
Core EBITDA	$391,718	$302,788	$424,985	$419,021	$483,913	$1,119,491	$1,133,826
__________________________________
(1) Net of depreciation and non-cash equity compensation.

(CMC Third Quarter Fiscal 2023 - 12)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Nine Months Ended
(in thousands, except per share data)	5/31/2023	2/28/2023	11/30/2022	8/31/2022	5/31/2022	5/31/2023	5/31/2022
Net earnings	$233,971	$179,849	$261,774	$288,630	$312,429	$675,594	$928,632
Asset impairments	1	36	9	453	3,245	46	4,473
Mill operational start-up costs	7,287	6,825	5,584	—	—	19,696	—
Settlement of New Markets Tax Credit transaction	—	(17,659)	—	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	—	1,008	4,478	—	7,643
Purchase accounting effect on inventory	—	—	—	6,506	2,169	—	2,169
Gain on sale of assets	—	—	—	—	—	—	(273,315)
Loss on debt extinguishment	—	—	—	—	—	—	16,052
Total adjustments (pre-tax)	$7,288	$(10,798)	$5,593	$7,967	$9,892	$2,083	$(242,978)

Tax items
International restructuring	—	—	—	—	—	—	(36,237)
Related tax effects on adjustments	(1,530)	2,268	(1,175)	(1,673)	(2,077)	(437)	57,532
Total tax items	(1,530)	2,268	(1,175)	(1,673)	(2,077)	(437)	21,295
Adjusted earnings	$239,729	$171,319	$266,192	$294,924	$320,244	$677,240	$706,949
Net earnings per diluted share	$1.98	$1.51	$2.20	$2.40	$2.54	$5.69	$7.55
Adjusted earnings per diluted share	$2.02	$1.44	$2.24	$2.45	$2.61	$5.70	$5.75

Media Contact:
Susan Gerber
(214) 689-4300